Exhibit 99.1

Meridian Corporation Reports Net Income of $5.7 Million, or $0.94 Per Diluted Share, in 2Q 2020 and Announces First Ever Quarterly Cash Dividend of $0.125 per Share.

MALVERN, Pa., July 27, 2020 — Meridian Corporation (Nasdaq: MRBK) today reported:

	2020	2020	2019
(Dollars in thousands, except per share data)	2nd QTR	1st QTR	2nd QTR
Income:
Net income - consolidated	$5,713	$2,516	$2,022
Diluted earnings per common share	$0.94	$0.39	$0.31

“Highlighting our second quarter results was the extraordinary production in new purchase and refinance mortgage activity, driven by historically low interest rates. At the same time, SBA Paycheck Protection Program loans generated during the quarter substantially added to loan and deposit growth, which also contributed to strong second quarter earnings,” said Christopher J. Annas, Chairman and CEO. “The effect of the pandemic on our employees, customers and communities remains our primary concern, and we believe the full economic impact has yet to be realized. Since the start of the pandemic, we implemented limited branch hours and appointment scheduling for our customers, as well as remote working for employees to keep our communities safe. Our technology platform has allowed these functions to be seamless, as over 95% of our customers already utilize our online banking channels. With our strong capital base, leading technology and commitment to customer service, we will continue to help our customers navigate through this economic crisis.

“We are closely watching certain modified loans and other loans we consider at risk due to the COVID-19 induced economic slowdown. Additionally, we added $1.6 million in loan loss provisions during the quarter to address the general deterioration in economic conditions, which is the same amount taken in the preceding quarter,” Annas continued. The allowance for loan losses to loans held for investment, excluding loans at fair value and PPP loans, increased to 1.27% of total loans at the end of the second quarter of 2020, compared to 1.10% three months earlier.

“Demonstrating the strength of our Company, we are excited to begin paying a quarterly cash dividend of $0.125 per share to reward our shareholders a regular return on their investment. Initiating a quarterly cash dividend demonstrates our continued confidence in Meridian’s long-term prospects,” added Annas.

COVID-19 Pandemic Response Update

●	SBA Paycheck Protection Program. As of June 30, 2020 Meridian has assisted 928 clients in need of short-term funding by providing nearly $260 million in PPP loans. “These PPP loans helped our small business clients to support the paychecks of nearly 21,500 employees,” said Annas. “And approximately 89% of our PPP loans and 77% of small business client employees supported are based in the markets we serve in Pennsylvania, New Jersey and Delaware. The PPP loans generated $7.1 million of net loan processing fees that are being amortized into interest income over the contractual loan life.”
●	Industry Exposure. At the inception of the pandemic, the governor of Pennsylvania ordered all non-essential businesses to close, mandated stay-at-home orders, closed schools and universities and put a moratorium on construction. The economic impact was widespread, but certain businesses have been more acutely impacted. Aside from construction lending, Meridian monitored commercial portfolios and identified various industries that were substantially impacted by these mandates such as retail trade, hospitality, residential spec construction and advertising/marketing. At June 30, 2020, Meridian’s exposure as a percent of the total loan portfolio to these industries was 2.3%, 2.3%, 5.5%, and 1.7%, respectively.
●	Assistance Provided to Loan Customers. During the pandemic, Meridian also worked with commercial, construction and residential loan customers to provide assistance. In total $117.8 million of commercial loans covering 163 borrowers and $23.9 million of construction borrowers were assisted with loan payment holidays of 3 months. In addition, $18.2 million in construction loans with interest reserves covering 33 borrowers were given lowered interest rates for an average 68 days during the moratorium. As of June 30, 2020, all $18.2 million in construction loans with rate adjustments had returned to their original interest rates. On the consumer side, $6.2 million of residential mortgage and home equity loans covering 25 total borrowers were provided with 3 to 6 month payment holidays.
●	Loan Loss Reserve. Meridian increased its loan loss provision by $1.6 million for the second quarter of 2020, in addition to the $1.6 million already provided for during the first quarter of 2020, in anticipation of changes in risks associated with loan classification assignments and further economic uncertainty as a result of the COVID-19 pandemic.
●	Technology. Starting in mid-March and continuing today, Meridian implemented limited branch hours and appointment scheduling for our customers, as well as remote working for employees. Our technology platform has allowed these functions to be seamless.
●	Liquidity and Capital Management. Meridian continues to be well positioned with adequate levels of cash and liquid assets as of June 30, 2020. At June 30, 2020, Meridian’s tangible common equity to average tangible asset ratio was 9.54% and Meridian was well in excess of regulatory requirements.

Income Statement Highlights

Second quarter 2020 compared with first quarter 2020:

●	Net income was $5.7 million, an increase of $3.2 million, or 127.0%, driven by an increase of $10.9 million in mortgage banking revenue as well as higher interest income on loans.
●	Pre-tax, pre-provision income for the quarter was $9.0 million, an increase of $4.2 million or 87.3%. A reconciliation of this non-GAAP measure is included in the Appendix.
●	Total revenue was $35.7 million, an increase of $11.6 million or 48%.
●	Net interest income increased $1.9 million, or 20%, with interest expense down $670 thousand or 16.2%.
●	Non-interest income increased $10.3 million or 99.8%, both driven by mortgage banking and SBA income.
o	Mortgage banking revenue increased $10.9 million, or 137.5%, due to higher levels of originations and refi’s stemming from the historically low rate environment as well as the expansion of our mortgage division into Maryland that took place in the first quarter of 2020.
o	The increase in mortgage pipeline generated significant positive fair value changes in both derivative instruments as well as loans held-for-sale of $3.0 million, combined. These changes were more than offset by hedging losses of $3.3 million.
o	SBA loan sale income increased $89 thousand.
●	Provision for loan losses was $1.6 million; approximately $1.3 million related to qualitative provisioning for economic uncertainty as a result of the COVID-19 pandemic. The first quarter 2020 provision for loan losses was nearly the same at $1.6 million.
●	Non-interest expenses increased $8.1 million, or 53.0%, driven by mortgage banking related expenses.
●	The Board of Directors declared a quarterly cash dividend of $0.125 per common share, payable August 24, 2020, to shareholders of record as of August 10, 2020.

Balance Sheet Highlights

June 30, 2020 compared to December 31, 2019:

●	Total assets increased $429.1 million, or 37.3%, to $1.6 billion as of June 30, 2020.
●	Total loans increased $298.3 million, or 30.9%, to $1.3 billion as of June 30, 2020. PPP loans contributed $253.6 million net to this increase.
●	Mortgage loans held for sale increased $84.0 million, or 249.2%, to $117.7 million as of June 30, 2020.
●	Mortgage segment originated $790.5 million in loans year-to-date June 30, 2020.
●	Total deposits grew $315.5 million, or 37.1%, to $1.2 billion as of June 30, 2020.
●	Non-interest bearing deposits grew $74.9 million, or 53.7%, to $214.4 million as of June 30, 2020.
●	Borrowings from the Federal Reserve’s Paycheck Protection Program Liquidity Facility (“PPPLF”) were $136.2 million as of June 30, 2020.
●	Meridian repurchased 316,625 shares of its common stock in the first quarter of 2020, at an average price of $18.10, fulfilling the previously announced repurchase authorization.

Select Condensed Financial Information

	For the Quarter Ended (Unaudited)
	2020	2020	2019	2019	2019
(Dollars in thousands, except per share data)	June 30	March 31	December 31	September 30	June 30
Income:
Net income - consolidated	$5,713	$2,516	$3,137	$3,317	$2,022
Basic earnings per common share	$0.94	$0.39	$0.49	$0.52	$0.32
Diluted earnings per common share	$0.94	$0.39	$0.49	$0.52	$0.31
Net interest income - consolidated	$11,597	$9,666	$9,664	$9,274	$8,922

	At the Quarter Ended (Unaudited)
	2020	2020	2019	2019	2019
	June 30	March 31	December 31	September 30	June 30
Balance Sheet:
Total assets	$1,579,083	$1,303,442	$1,150,019	$1,126,937	$1,055,906
Loans, net of fees and costs	1,262,968	1,021,561	964,710	935,858	885,172
Total deposits	1,166,697	993,753	851,168	858,461	840,714
Non-interest bearing deposits	214,367	140,826	139,450	129,302	127,158
Stockholders' Equity	125,518	118,033	120,695	117,772	114,379

	At the Quarter Ended (Unaudited)
	2020	2020	2019	2019	2019
	June 30	March 31	December 31	September 30	June 30
Balance Sheet (Average Balances):
Total assets	$1,477,120	$1,156,682	$1,105,246	$1,059,456	$1,001,908
Loans, net of fees and costs	1,194,197	981,303	956,598	912,781	874,836
Total deposits	1,155,690	926,741	859,611	844,568	836,133
Non-interest bearing deposits	223,253	137,141	137,578	126,101	117,664
Stockholders' Equity	119,937	120,469	119,575	116,547	113,605

	At the Quarter Ended (Unaudited)
	2020	2020	2019	2019	2019
	June 30	March 31	December 31	September 30	June 30
Performance Ratios:
Return on average assets - consolidated	1.56%	0.87%	1.13%	1.24%	0.81%
Return on average equity - consolidated	19.16%	8.40%	10.41%	11.29%	7.14%

Income Statement Summary

Second Quarter 2020 Compared to First Quarter 2020

Net income was $5.7 million, or $0.94 per diluted share, for the second quarter of 2020 compared to net income of $2.5 million, or $0.39 per diluted share, for the first quarter of 2020. The increase quarter-over-quarter was due largely to the increase in interest income on loans due to the origination of $254 million in PPP loans, combined increased non-interest income from mortgage banking operations.

Net interest income increased $1.9 million, or 20.0%, to $11.6 million from $9.7 million for the first quarter of 2020. The growth in net interest income for the second quarter of 2020 compared to the first quarter of 2020 reflects an increase in average interest earning assets of $316.3 million partially offset by the decrease in the net interest margin of 22 basis points. The increase in average interest earning assets over this period was largely the result of the origination of PPP loans for the three months ended June 30, 2020, along with increases to average balances on investment securities, commercial real estate and residential real estate loans held for sale. The decrease in net interest margin is a result of a 73 basis point decline in the yield on the loan portfolio, offset somewhat by a 55 basis point decline in interest expense on deposit balances. The margin was impacted 14 basis points from the effects of the PPP loan program combined with the use of PPPLF borrowings and 3 basis points ($92 thousand) from the temporary reduction in construction loan rates for $18.2 million in construction loans with interest reserves as part of Meridian’s relief effort during the construction moratorium.

The provision for loan losses was $1.6 million for the second quarter of 2020, very close to the provision for loan losses of $1.6 million for the first quarter of 2020. These provisions were due largely to qualitative provisioning for economic uncertainty as a result of the COVID-19 pandemic.

Total non-interest income for the second quarter of 2020 was $20.7 million, up $10.3 million or 99.8%, from the first quarter of 2020. This increase in non-interest income came primarily from our mortgage division. Mortgage banking revenue increased $10.9 million or 137.5% over the first quarter of 2020. The significant increase in the second quarter of 2020 came from increased levels of mortgage loan originations due to both the expansion of the division into Maryland as well as the favorable rate environment for refinance activity. Our mortgage division originated $535.9 million in loans during the three months ended June 30, 2020, an increase of $281.3 million, or 110.5%, from the prior quarter. Refinance activity represented 64% of the total residential mortgage loans originated for the second quarter of 2020, compared to 61% for the first quarter of 2020. The increase in the mortgage pipeline as a result of the expansion and the refinance activity generated significant positive fair value changes in derivative instruments and loans held-for-sale. These fair value changes increased non-interest income a combined $3.0 million during the second quarter of 2020 compared to the first quarter of 2020. These changes were offset by changes in net hedging losses of $3.3 million.

Non-interest income from the sales of SBA 7(a) loans increased $89 thousand, or 15.7%, quarter-over-quarter to $658 thousand. Wealth management revenue decreased $154 thousand, or 15.0%, quarter-over-quarter due to the unfavorable market conditions that existed late in the first quarter and continued into early second quarter as a result of the COVID-19 pandemic. Wealth management revenue is largely based on assets under management valuations taken at the end of the prior quarter, therefore this revenue for the second quarter was adversely impacted by the COVID-19 pandemic impact on financial markets over this time.

Total non-interest expense for the second quarter of 2020 was $23.2 million, up $8.1 million or 53.0%, from the first quarter of 2020. The increase is largely attributable to the variable expenses our mortgage division during the quarter, particularly commission and loan origination expenses. Total salaries and employee benefits expense was $16.2 million, an increase of $6.3 million or 63.9%, compared to the first quarter of 2020. Of this increase, $6.2 million relates to the mortgage division. Full-time equivalent employees, particularly in the mortgage division, increased quarter over quarter. As noted above, in the first quarter of 2020, we expanded our mortgage division into Maryland with the hiring of nearly 70 individuals.

Loan expenses increased by $1.3 million or 116.6% during the second quarter of 2020, reflecting the higher levels of mortgage loan originations. Occupancy expense increased $203 thousand or 22.0%, from the first quarter of 2020 as the result of rent expense incurred at loan production locations for our mortgage division expansion into Maryland. Data processing costs increased $112 thousand or 32.7%, from the first quarter of 2020 as the result of increased loan processing activity from our mortgage division, combined with IT system costs to PPP loans. Professional fees increased $103 thousand or 15.5%, from the first quarter of 2020 due mainly to services provided for internal audit, as well as consulting fees related to leasing and mortgage.

Second Quarter 2020 Compared to Second Quarter 2019

Net income was $5.7 million, or $0.94 per diluted share for the second quarter of 2020 compared to net income of $2.0 million, or $0.31 per diluted share, for the second quarter of 2019. The increase was due largely to the increase in interest income on loans due to the origination of $260 million in gross PPP loans, combined with an increase in mortgage banking activity.

Net interest income increased $2.7 million, or 30.0%, over net interest income of $8.9 million for the second quarter of 2019. The growth in net interest income for the second quarter of 2020 compared to the same period in 2019 reflects an increase in average interest earning assets of $475.1 million partially offset by the decrease in the net interest margin 45 basis points. The decrease in net interest margin is a result of the 119 basis point decline overall in the yield on the loan portfolio, offset somewhat by a 96 basis point decline in interest expense on deposit balances.

The provision for loan losses of $1.6 million for the second quarter of 2020 was due largely to qualitative provisioning for economic uncertainty as a result of the COVID-19 pandemic. The provision for loan losses was $14 thousand for the second quarter of 2019.

Total non-interest income for the second quarter of 2020 was $20.7 million, up $12.8 million or 160.9% from the comparable period in 2019. This overall increase in non-interest income came primarily from our mortgage division. Mortgage banking revenue increased $12.4 million or 196.8% over the second quarter of 2019. The significant increase in 2020 came from increased levels of mortgage loan originations due to both the expansion of the division into Maryland as well as the favorable rate environment for refinance activity. Our mortgage division originated $535.9 million in loans during the second quarter of 2020, an increase of $401.8 million, or 299.6%, from the second quarter of 2019. Refinance activity represented 64% of the total loans originated for the second quarter of 2020, compared to 14% for the second quarter of 2019. The increase in the mortgage pipeline as a result of the expansion and the refinance activity generated significant positive fair value changes in derivative instruments and loans held-for-sale. These fair value changes increased non-interest income a combined $3.0 million during the second quarter of 2020 compared to a decrease of $258 thousand for the second quarter of 2019. These changes were offset by increases in net hedging losses of $3.3 million for the second quarter of 2020.

Non-interest income from the sales of SBA loans increased $143 thousand year-over-year as the number of loans sold for the three months ended June 30, 2020 outpaced the number of SBA loans sold in the prior year comparable quarter. Wealth management revenue decreased $45 thousand year-over-year due to the unfavorable market conditions discussed above.

Total non-interest expense for the second quarter of 2020 was $23.2 million, up $9.0 million or 63.2%, from the comparable period in 2019. The increase is largely attributable to an increase in salaries and employee benefits expense, which increased $7.5 million or 85.3%, from the comparable period in 2019. Of this increase, $7.2 million relates to the mortgage division. Full-time equivalent employees, particularly in the mortgage division, increased from the prior year comparable quarter as we expanded our mortgage division into Maryland with the hiring of nearly 70 individuals in the first quarter of 2020. The number of full time employees at Meridian, particularly in SBA and lease lending, also increased over this period.

Loan expenses increased $1.7 million or 248.4%, from the comparable period in 2019, reflecting the higher levels of mortgage loan originations and refi’s. Occupancy expense increased $191 thousand or 20.4%, from the second quarter of 2019 as the result of rent expense incurred at loan production locations for our mortgage division expansion into

Maryland. Advertising and promotion expense declined $125 thousand, or 17.1%, from the comparable period in 2019. This decrease was largely due to the impacts that COVID-19 pandemic had on marketing and sponsorship activities. Data processing costs increased $132 thousand or 40.8%, from the second quarter of 2019 as the result of increased loan processing activity from our mortgage division, combined with processing activity relating to PPP loans. Other expenses were down $463 thousand or 28.0%, from the comparable period in 2019. The decrease was the result of a litigation reserve that existed for the comparable period in 2019, related to the litigation that was settled and paid out early in 2020.

Balance Sheet Summary

As of June 30, 2020, total assets were $1.6 billion compared with $1.2 billion as of December 31, 2019 and $1.1 billion as of June 30, 2019. Total assets increased $429.1 million, or 37.3%, from December 31, 2019 and $523.2 million, or 49.5%, from June 30, 2019, primarily due to strong loan growth.

Total loans, excluding mortgage loans held-for-sale, grew $298.3 million, or 30.9%, to $1.3 billion as of June 30, 2020, from $964.7 million as of December 31, 2019 and $377.8 million or 42.7% from $885.2 as of June 30, 2019. The increase in loans for both periods is attributable largely to the $260 million in PPP granted to borrowers during the three months ended June 30, 2020. There was also growth in several commercial categories as we continue to grow our presence in the Philadelphia market area. Commercial real estate loans increased $54.1 million, or 14.5% from December 31, 2019, and $84.0 million, or 24.5% from June 30, 2019. Commercial loans increased $7.9 million, or 4.0%, from December 31, 2019, and $26.2 million, or 14.5% from June 30, 2019. Small business loans increased $9.3 million, or 42.8% from December 31, 2019, and $22.7 million, or 270.4% from June 30, 2019. Residential mortgage loans held for sale increased $84.0 million, or 249.2%, to $117.7 million as of June 30, 2020 from $33.7 million at December 31, 2019 and $78.4 million from $39.3 million as of June 30, 2019. The increase in mortgage originations is primarily the result of our expansion of our mortgage division into Maryland as well as the increase in refinance activity throughout all areas of our mortgage division.

Deposits were $1.2 billion as of June 30, 2020, up $315.5 million, or 37.1%, from December 31, 2019, and up $326.0 million, or 38.8%, from June 30, 2019. Non-interest bearing deposits increased $74.9 million, or 53.7%, from December 31, 2019 and increased $87.2 million, or 68.6%, from June 30, 2019. Interest-bearing checking accounts increased $118.2 million, or 125.2%, from December 31, 2019, and increased $124.5 million or 141.4% from June 30, 2019. Money market accounts/savings accounts increased $114.4 million, or 37.5% since December 31, 2019 and $135.2 million, or 47.5%, since June 30, 2019. Increase in core deposits were driven from PPP loan customers as well as new business and municipal relationships. Certificates of deposit increased $8.0 million, or 2.6%, from December 31, 2019 and decreased $21.0 million, or 6.2%, from June 30, 2019.

Consolidated stockholders’ equity of the Corporation was $125.5 million, or 7.95% of total assets as of June 30, 2020, as compared to $120.7 million, or 10.50% of total assets as of December 31, 2019. As of June 30, 2020, the Tier 1 leverage ratio was 8.06% for the Corporation and 10.71% for the Bank, the Tier 1 risk-based capital and common equity ratios were 10.24% for the Corporation and 13.60% for the Bank, and total risk-based capital was 14.91% for both the Corporation and Bank. Quarter-end numbers show a tangible common equity to tangible assets ratio of 7.68% for the Corporation and 10.15% for the Bank. A reconciliation of this non-GAAP measure is included in the Appendix. Tangible book value per share was $19.84 as of June 30, 2020, compared with $18.09 as of December 31, 2019.

Asset Quality Summary

Asset quality remains strong year-over-year. Meridian realized net charge-offs of 0.00% of total average loans for the quarter ending June 30, 2020, compared with net recoveries of 0.03% for the quarters ended December 31, 2019 and June 30, 2019. Total non-performing assets, including loans and other real estate property, were $7.5 million as of June 30, 2020, $3.4 million as of December 31, 2019, and $4.3 million as of June 30, 2019. The ratio of non-performing assets to total assets as of June 30, 2020 was 0.48% compared to 0.29% as of December 31, 2019 and 0.40% as of June 30, 2019. The ratio of allowance for loan losses to total loans held for investment, excluding loans at fair value and PPP loans (a non-GAAP measure), was 1.27% as of June 30, 2020, up from the 1.00% recorded as of December 31, 2019 and 0.99% as of June 30, 2019. PPP loans are excluded from calculation of this ratio as they are guaranteed by the SBA and therefore we have not provided for in the allowance for loan losses. A reconciliation of this non-GAAP measure is included in the Appendix.

About Meridian Corporation

Meridian Bank, the wholly owned subsidiary of Meridian Corporation, is an innovative community bank serving Pennsylvania, New Jersey, Delaware and Maryland with more than 20 offices and a full suite of financial products and services. Meridian specializes in business and industrial lending, retail and commercial real estate lending, electronic payments, and wealth management solutions through Meridian Wealth Partners. Meridian also offers a broad menu of high-yield depository products supported by robust online and mobile access. For additional information, visit our website at www.meridianbanker.com. Member FDIC.

“Safe Harbor” Statement

In addition to historical information, this press release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Meridian Corporation’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Meridian Corporation’s control). Numerous competitive, economic, regulatory, legal and technological factors, risks and uncertainties that could cause actual results to differ materially include, without limitation, the current COVID-19 pandemic and government responses thereto, among others, could cause Meridian Corporation’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. Meridian Corporation cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Meridian Corporation’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2019 subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K that update or provide information in addition to the information included in the Form 10-K and Form 10-Q filings, if any. Meridian Corporation does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Meridian Corporation or by or on behalf of Meridian Bank.

FINANCIAL TABLES FOLLOW

APPENDIX - FINANCIAL RATIOS

	Quarterly
	2020	2020	2019	2019	2019
(Dollars in thousands, except per share data)	2nd QTR	1st QTR	4th QTR	3rd QTR	2nd QTR
Earnings and Per Share Data
Net income	$5,713	$2,516	$3,137	$3,317	$2,022
Basic earnings per common share	0.94	0.39	0.49	0.52	0.32
Diluted earnings per common share	0.94	0.39	0.49	0.52	0.31
Common shares outstanding	6,094	6,094	6,404	6,408	6,407

Performance Ratios
Return on average assets - consolidated	1.56%	0.87%	1.13%	1.24%	0.81%
Return on average equity - consolidated	19.16%	8.40%	10.41%	11.29%	7.14%
Net interest margin (TEY)	3.27%	3.49%	3.61%	3.61%	3.72%
Net interest margin (TEY, excluding PPP loans and borrowings) (1)	3.41%	3.49%	3.61%	3.61%	3.72%
Yield on earning assets (TEY)	4.24%	4.98%	5.18%	5.29%	5.44%
Yield on earning assets (TEY, excluding PPP loans) (1)	4.50%	4.98%	5.18%	5.29%	5.44%
Cost of funds	1.09%	1.62%	1.71%	1.83%	1.89%
Efficiency ratio	72%	76%	78%	74%	85%

Asset Quality Ratios
Net charge-offs (recoveries) to average loans	0.00%	0.00%	(0.03%)	0.00%	(0.03%)
Non-performing loans/Total loans	0.54%	0.58%	0.34%	0.40%	0.45%
Non-performing assets/Total assets	0.47%	0.51%	0.30%	0.36%	0.40%
Allowance for loan losses/Total loans	0.92%	0.98%	0.95%	0.95%	0.93%
Allowance for loan losses/Total loans held for investment (excluding loans at fair value and PPP loans) (1)	1.27%	1.10%	1.00%	1.01%	0.99%
Allowance for loan losses/Non-performing loans	170.59%	168.28%	281.24%	236.95%	208.28%

Capital Ratios
Book value per common share	$20.60	$19.37	$18.84	$18.38	$17.85
Tangible book value per common share	$19.84	$18.60	$18.09	$17.62	$17.09
Total equity/Total assets	7.95%	9.06%	10.50%	10.45%	10.83%
Tangible common equity/Tangible assets - Corporation (1)	7.68%	8.73%	10.12%	10.06%	10.42%
Tangible common equity/Tangible assets - Bank (1)	10.15%	11.77%	13.52%	10.06%	10.42%
Tier 1 leverage ratio - Corporation	8.06%	9.80%	10.55%	10.69%	10.96%
Tier 1 leverage ratio - Bank	10.71%	13.22%	14.08%	10.69%	10.96%
Common tier 1 risk-based capital ratio - Corporation	10.24%	10.12%	11.21%	11.25%	11.37%
Common tier 1 risk-based capital ratio - Bank	13.60%	13.66%	14.98%	11.25%	11.37%
Tier 1 risk-based capital ratio - Corporation	10.24%	10.12%	11.21%	11.25%	11.37%
Tier 1 risk-based capital ratio - Bank	13.60%	13.66%	14.98%	11.25%	11.37%
Total risk-based capital ratio - Corporation	14.91%	14.80%	16.10%	13.11%	13.23%
Total risk-based capital ratio - Bank	14.91%	14.84%	16.09%	13.11%	13.23%

(1)	Non-GAAP measure. See Appendix for Non-GAAP to GAAP reconciliation.

	Statements of Income (Unaudited)		Statements of Income (Unaudited)
	Three Months Ended		Six Months Ended
(Dollars in thousands)	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Interest Income
Interest and fees on loans	$14,457	$12,647	$27,727	$24,534
Investments and cash	598	426	1,122	863
Total interest income	15,055	13,073	28,849	25,397

Interest Expense
Deposits	2,575	3,715	5,829	6,951
Borrowings	883	436	1,757	1,048
Total interest expense	3,458	4,151	7,586	7,999

Net interest income	11,597	8,922	21,263	17,398
Provision for loan losses	1,631	14	3,183	233
Net interest income after provision for loan losses	9,966	8,908	18,080	17,165

Non-Interest Income
Mortgage banking income	18,763	6,321	26,665	11,229
Wealth management income	853	912	1,874	1,776
SBA income	658	515	1,227	515
Earnings on investment in life insurance	69	72	139	144
Net change in fair value of derivative instruments	2,364	(32)	3,318	(16)
Net change in fair value of loans held for sale	633	(226)	1,493	(136)
Net change in fair value of loans held for investment	143	90	81	414
Loss on hedging activity	(3,301)	(218)	(4,726)	(493)
Gain on sale of investment securities available-for-sale	55	139	55	139
Service charges	21	27	49	54
Other	428	328	866	749
Total non-interest income	20,686	7,928	31,041	14,375

Non-Interest Expenses
Salaries and employee benefits	16,198	8,742	26,082	16,469
Occupancy and equipment	1,127	936	2,051	1,899
Loan expenses	2,327	668	3,402	1,136
Professional fees	770	709	1,437	1,180
Advertising and promotion	605	730	1,214	1,196
Data processing	456	324	800	648
Information technology	388	319	706	585
Communications	187	162	317	354
Other	1,191	1,654	2,438	2,893
Total non-interest expenses	23,249	14,244	38,447	26,360

Income before income taxes	7,403	2,592	10,674	5,180
Income tax expense	1,690	570	2,445	1,152
Net Income	$5,713	$2,022	$8,229	$4,028

Weighted-average basic shares outstanding	6,094	6,407	6,210	6,407
Basic earnings per common share	$0.94	$0.32	$1.33	$0.63

Adjusted weighted-average diluted shares outstanding	6,107	6,436	6,235	6,436
Diluted earnings per common share	$0.94	$0.31	$1.32	$0.63

	Statement of Condition (Unaudited)
(Dollars in thousands)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Assets
Cash & cash equivalents	$46,741	$37,522	$39,371	$40,532	$30,630
Investment securities	104,712	99,324	68,645	61,571	60,816
Mortgage loans held for sale	117,691	107,506	33,704	48,615	39,288
Loans, net of fees and costs	1,262,968	1,021,561	964,710	935,858	885,172
Allowance for loan losses	(12,706)	(11,098)	(9,513)	(9,312)	(8,625)
Bank premises and equipment, net	8,284	8,410	8,636	8,929	9,225
Bank owned life insurance	11,999	11,930	11,859	11,787	11,713
Other real estate owned	—	—	120	120	120
Goodwill and intangible assets	4,636	4,704	4,773	4,841	4,909
Other assets	34,758	23,583	27,714	23,996	22,658
Total Assets	$1,579,083	$1,303,442	$1,150,019	$1,126,937	$1,055,906

Liabilities & Stockholders’ Equity
Liabilities
Non-interest bearing deposits	$214,367	$140,826	$139,450	$129,302	$127,158
Interest bearing deposits
Interest checking	212,596	183,381	94,416	80,588	88,055
Money market / savings accounts	419,886	362,370	305,473	327,643	284,666
Certificates of deposit	319,848	307,176	311,829	320,928	340,835
Total interest bearing deposits	952,330	852,927	711,718	729,159	713,556
Total deposits	1,166,697	993,753	851,168	858,461	840,714
Borrowings	232,491	134,730	126,799	131,588	83,927
Subordinated debt	40,809	40,885	40,962	9,176	9,176
Other liabilities	13,568	16,041	10,395	9,940	7,710
Total Liabilities	1,453,565	1,185,409	1,029,324	1,009,165	941,527

Stockholders' Equity	125,518	118,033	120,695	117,772	114,379
Total Liabilities & Stockholders’ Equity	$1,579,083	$1,303,442	$1,150,019	$1,126,937	$1,055,906

	Condensed Statements of Income (Unaudited)
	Three Months Ended
(Dollars in thousands)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Interest income	$15,055	$13,794	$13,877	$13,590	$13,073
Interest expense	3,458	4,128	4,213	4,316	4,151
Net interest income	11,597	9,666	9,664	9,274	8,922
Provision for loan losses	1,631	1,552	(38)	705	14
Non-interest income	20,686	10,355	8,909	9,814	7,928
Non-interest expense	23,249	15,198	14,507	14,152	14,244
Income before income tax expense	7,403	3,271	4,104	4,231	2,592
Income tax expense	1,690	755	967	914	570
Net Income	$5,713	$2,516	$3,137	$3,317	$2,022

Weighted-average basic shares outstanding	6,094	6,383	6,407	6,407	6,407
Basic earnings per common share	$0.94	$0.39	$0.49	$0.52	$0.32

Adjusted weighted-average diluted shares outstanding	6,107	6,420	6,443	6,437	6,436
Diluted earnings per common share	$0.94	$0.39	$0.49	$0.52	$0.31

	Segment Information
	Three Months Ended June 30, 2020				Three Months Ended June 30, 2019
(Dollars in thousands)	Bank	Wealth	Mortgage	Total	Bank	Wealth	Mortgage	Total
Net interest income	$11,101	(2)	498	11,597	$8,855	26	41	8,922
Provision for loan losses	1,631	—	—	1,631	14	—	—	14
Net interest income after provision	9,470	(2)	498	9,966	8,841	26	41	8,908
Non-interest income	1,399	867	18,420	20,686	1,092	879	5,957	7,928
Non-interest expense	7,592	788	14,869	23,249	7,232	817	6,195	14,244
Income before income taxes	$3,277	77	4,049	7,403	$2,701	88	(197)	2,592

	Segment Information
	Six Months Ended June 30, 2020				Six Months Ended June 30, 2019
(Dollars in thousands)	Bank	Wealth	Mortgage	Total	Bank	Wealth	Mortgage	Total
Net interest income	$20,619	(4)	648	21,263	$17,234	64	100	17,398
Provision for loan losses	3,183	—	—	3,183	233	—	—	233
Net interest income after provision	17,436	(4)	648	18,080	17,001	64	100	17,165
Non-interest income	2,449	1,888	26,704	31,041	1,543	1,698	11,134	14,375
Non-interest expense	14,557	1,575	22,315	38,447	13,397	1,638	11,325	26,360
Income before income taxes	$5,328	309	5,037	10,674	$5,147	124	(91)	5,180

Reconciliation of Non-GAAP Financial Measures

Meridian believes that non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts to evaluate performance trends and the adequacy of common equity. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for performance and financial condition measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Meridian’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Pre-tax, Pre-provision Reconciliation (Unaudited)
	2020	2020	2019	2019	2019
(Dollars in thousands)	2nd QTR	1st QTR	4th QTR	3rd QTR	2nd QTR
Income before income tax expense	$7,403	3,271	4,104	4,231	2,592
Provision for loan losses	1,631	1,552	(38)	705	14
Pre-tax, pre-provision income	$9,034	4,823	4,066	4,936	2,606

	Reconciliation of PPP / PPPLF Impacted Yields (Unaudited)
	2020	2020	2019	2019	2019
	2nd QTR	1st QTR	4th QTR	3rd QTR	2nd QTR
Net interest margin (TEY)	3.27%	3.49%	3.61%	3.61%	3.72%
Impact of PPP loans and PPPLF borrowings	0.14%	—	—	—	—
Net interest margin (TEY, excluding PPP loans and PPPLF borrowings)	3.41%	3.49%	3.61%	3.61%	3.72%

Yield on earning assets (TEY)	4.24%	4.98%	5.18%	5.29%	5.44%
Impact of PPP loans	0.26%	—	—	—	—
Yield on earning assets (TEY, excluding PPP loans)	4.50%	4.98%	5.18%	5.29%	5.44%

	Reconciliation of Allowance for Loan Losses / Total loans (Unaudited)
	2020	2020	2019	2019	2019
	2nd QTR	1st QTR	4th QTR	3rd QTR	2nd QTR
Allowance for loan losses / Total loans	0.92%	0.98%	0.95%	0.95%	0.93%
Less: Impact of mortgage loans held for sale	0.09%	0.10%	0.03%	0.05%	0.04%
Less: Impact of loans held for investment - fair valued	0.00%	0.02%	0.02%	0.01%	0.02%
Less: Impact of PPP loans	0.26%	—	—	—	—
Allowance for loan losses / Total loans held for investment (excl. loans at fair value and PPP loans)	1.27%	1.10%	1.00%	1.01%	0.99%

	Tangible Common Equity Ratio Reconciliation - Corporation (Unaudited)
	2020	2020	2019	2019	2019
(Dollars in thousands)	2nd QTR	1st QTR	4th QTR	3rd QTR	2nd QTR
Total stockholders' equity	$125,518	118,033	120,695	117,772	114,379
Less:
Goodwill and intangible assets	(4,636)	(4,704)	(4,773)	(4,841)	(4,909)
Tangible common equity	$120,882	113,329	115,922	112,931	109,470

Total assets	$1,579,083	1,303,442	1,150,019	1,126,937	1,055,906
Less:
Goodwill and intangible assets	(4,636)	(4,704)	(4,773)	(4,841)	(4,909)
Tangible assets	$1,574,447	1,298,738	1,145,246	1,122,096	1,050,997
Tangible common equity ratio - Corporation	7.68%	8.73%	10.12%	10.06%	10.42%

	Tangible Common Equity Ratio Reconciliation - Bank (Unaudited)
	2020	2020	2019	2019	2019
(Dollars in thousands)	2nd QTR	1st QTR	4th QTR	3rd QTR	2nd QTR
Total stockholders' equity	$164,446	157,544	159,643	117,772	114,379
Less:
Goodwill and intangible assets	(4,636)	(4,704)	(4,773)	(4,841)	(4,909)
Tangible common equity	$159,810	152,840	154,870	112,931	109,470

Total assets	$1,579,083	1,303,282	1,149,979	1,126,937	1,055,906
Less:
Goodwill and intangible assets	(4,636)	(4,704)	(4,773)	(4,841)	(4,909)
Tangible assets	$1,574,447	1,298,578	1,145,206	1,122,096	1,050,997
Tangible common equity ratio - Bank	10.15%	11.77%	13.52%	10.06%	10.42%